Exhibit 99.1

Darling International Inc.

News Release
May 11, 2006

DARLING INTERNATIONAL ANNOUNCES
FIRST QUARTER 2006 RESULTS

        Irving, Texas, May 11, 2006:   Darling International Inc. (AMEX: DAR) today reported sales and earnings for the first quarter ended April 1, 2006.

        For the first quarter 2006, the Company's net sales were $76.4 million as compared to $71.4 million for the first quarter 2005. Increases in raw material supplies and a higher volume of purchased finished product for resale accounted for the majority of the $5.0 million increase.

        Net income for the first quarter 2006 declined to $0.4 million, or $0.01 per share, as compared to net income of $0.9 million, or $0.01 per share, for the 2005 comparable period. The $0.5 million decrease in net income for the first quarter 2006 resulted primarily from (i) higher energy prices for natural gas and diesel fuel, (ii) increased operating expenses related to the start-up of the Fresno, California modernization project, and (iii) higher legal expenses.

        Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, "Higher energy costs and continued restrictions on the export of our products continued to weigh on our earnings during the first quarter. Our performance was also impacted by increased costs related to the modernization of the Fresno, California project and higher legal expenses related to matters in which the Company seeks affirmative relief."

National By-Products Acquisition

        As previously announced on February 3, 2006, Darling has been granted early termination of the Hart-Scott-Rodino waiting period by the Federal Trade Commission in connection with the Company's proposed acquisition of certain assets of National By-Products, LLC ("NBP"). On April 10, 2006, the Company announced that it had entered into a new credit agreement with the new lenders that would provide Darling with the liquidity and financial flexibility necessary to complete the NBP acquisition. The Company continues to anticipate that the transaction, which is subject to additional customary closing conditions including approval by Darling shareholders and NBP unit holders, will be completed in the first half of 2006.

         Darling International will host a conference call to discuss the Company's first quarter 2006 financial results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, May 12, 2006. To listen to the conference call, participants calling from within North America may dial 888-394-1600; international participants may dial 973-582-2867. Please call approximately fifteen minutes before the start of the call to ensure that you are connected. The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until May 26, 2006 by dialing 877-519-4471 or 973-341-3080 outside of North America. The access code for the replay is 7360954. The conference call will also be archived on the company's website for seven days.

        Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        For mor information, please visit http://www.darlingii.com.

{ This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, that could cause actual results to differ materially from those projected in such forward-looking statements and fulfillment of closing conditions necessary to the consummation of the NBP transaction. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended April 1, 2006 and April 2, 2005
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                                      Three Months Ended
                                                         --------------------------------------------
                                                                                         $ Change
                                                            April 1,      April 2,       Favorable
                                                              2006         2005       (Unfavorable)
                                                         -----------    -----------   ---------------
Net sales                                                   $76,400        $71,353        $ 5,047
Costs and expenses:
    Cost of sales and operating expenses                     60,681         56,109         (4,572)
    Selling, general and administrative expenses              9,687          8,700           (987)
    Depreciation and amortization                             4,133          3,771           (362)
                                                             ------         ------         ------
        Total costs and expenses                             74,501         68,580         (5,921)
                                                             ------         ------         ------
Operating income                                              1,899          2,773           (874)
                                                             ------         ------         ------
Other income/(expense):
     Interest expense                                        (1,542)        (1,584)            42
     Other, net                                                 231            200             31
                                                             ------         ------         ------
        Total other  income/(expense)                        (1,311)        (1,384)            73
                                                              ------         ------         ------

Income from continuing operations before income taxes           588          1,389           (801)
Income taxes                                                    222            473            251
                                                             ------         ------         ------
Income from continuing operations                               366            916           (550)

Income from discontinued operations, net of tax                   -              6             (6)
                                                             ------         ------         ------

Net income                                                  $   366        $   922        $  (556)
                                                             ======         ======         ======
Basic and diluted income  per share:
        Continuing operations                               $  0.01        $  0.01        $  0.00
        Discontinued operations                                   -              -              -
                                                             ------         ------         ------
            Total                                           $  0.01        $  0.01        $  0.00
                                                             ======         ======         ======

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FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300